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                                                                  EXHIBIT 23.2.1

Titan Exploration, Inc.
Midland, Texas

Ladies and Gentlemen:

Re: Registration Statement No. 333-14029

     With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 4, 1996 related to our reviews of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Securities Act.

                                            Very truly yours,

                                            KPMG PEAT MARWICK LLP

Midland, Texas

December 4, 1996